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                                                                    EXHIBIT 99.1

                                                                   PRESS RELEASE
                                                      Contact:  Kimberley Beales
                                                                  (858) 467-2815


FOR IMMEDIATE RELEASE
February 2, 2004


           TRANSWESTERN PUBLISHING ANNOUNCES TENDER OFFER AND CONSENT
        SOLICITATION FOR ANY AND ALL SERIES F 95/8% SENIOR SUBORDINATED
                                 NOTES DUE 2007


     SAN DIEGO, CA -- February 2, 2004 -- TransWestern Publishing Company LLC ("TransWestern Publishing") announced today that it has commenced a cash tender offer relating to any and all of the $215,000,000 outstanding Series F 95/8% Senior Subordinated Notes due 2007 (CUSIP No. 894063AK2, the "Notes") issued by TransWestern Publishing and TWP Capital Corp. II.

     In conjunction with the tender offer, TransWestern Publishing is also soliciting consents to adopt proposed amendments to the indenture under which the Notes were issued that would eliminate substantially all restrictive covenants and certain event of default provisions. The tender offer and consent solicitation are being made upon the terms and subject to conditions set forth in TransWestern Publishing's Offer to Purchase and Consent Solicitation Statement dated February 2, 2004.

     The tender offer will expire at 12:00 midnight, New York City time, on March 1, 2004, unless extended (the "Expiration Date"). The total consideration for each $1,000 principal amount of Notes tendered on or prior to 5:00 p.m., New York City time, on February 13, 2004 (the "Consent Date") and accepted for payment pursuant to the tender offer will be $1,035.83. The total consideration will be the sum of a purchase price of $1,032.08 for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the tender offer (the "Purchase Price") and a consent payment (the "Consent Payment") of $3.75 for each $1,000 principal amount of Notes validly tendered and not withdrawn. Holders whose valid tenders are received after the Consent Date, but prior to the Expiration Date, will receive only the Purchase Price. All payments will include accrued and unpaid interest on the principal amount tendered to, but not including, the payment date. The current redemption price for the Notes is $1,032.08 for each $1,000 principal amount of Notes, plus accrued and unpaid interest. Holders may withdraw their Notes before the Consent Date, but generally may not withdraw their Notes thereafter.

     TransWestern Publishing intends to finance the tender offer with a portion of the net proceeds from new senior secured bank credit facilities to be entered into among TransWestern Publishing and certain of its affiliates. In addition, the issuers of the Notes presently intend to use a portion of the net proceeds from the new credit facilities to redeem any Notes not tendered in the tender, under the terms of the indenture.

     TransWestern Publishing's obligation to accept for purchase and to pay for the Notes validly tendered in the tender offer is conditioned on, among other things, the receipt of the
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consent of a sufficient number of holders to amend the indenture and the funding of the new credit facilities, each as described in more detail in the Offer to Purchase and Consent Solicitation Statement. Holders of Notes who validly tender and do not validly withdraw their Notes on or prior to the Consent Date are expected to receive payment for such Notes on a date promptly following the funding and closing of the new credit facilities.

     This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of tenders or consents with respect to, any Notes. The tender offer and consent solicitation are being made solely pursuant to the Offer to Purchase and Consent Solicitation Statement and related Letter of Transmittal and Consent.

     TransWestern Publishing has retained Goldman, Sachs & Co. to serve as Dealer Manager and Solicitation Agent and D.F. King & Co., Inc. to serve as Information Agent for the tender offer and consent solicitation. Requests for documents may be directed to D.F. King & Co., Inc. by telephone at (800) 848-2998 (toll free) or in writing at 48 Wall Street, 22nd Floor, New York, New York 10005. Questions regarding the tender offer and consent solicitation should be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll free) or
(212) 357-3019 (collect).









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